NEWS RELEASE

CONTACT:	Eileen H. Dunn IR & Corporate Communications 561/438-4930 edunn@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES FIRST QUARTER RESULTS

•	Worldwide Revenues Grew 18%
•	Strong International Results
•	North American Retail Comps Turn Positive; Up 3%
•	Operating Profit Rose 9%; EPS Increased 48%

Delray Beach, Fla., April 22, 2004 — OFFICE DEPOT, INC. (NYSE: ODP) today announced first quarter results for the period ending March 27, 2004. All numbers are presented on a GAAP basis unless otherwise specifically indicated.

Total Company sales for the first quarter grew by 18% to $3.6 billion compared to the first quarter of 2003. Worldwide comparable sales in the 909 stores and 37 delivery centers that have been open for more than one year increased by 2% in the quarter. Global e-commerce sales increased 27% to $762 million compared to the same period last year.

Operating profit for the first quarter increased to $175.5 million or 9% more than the same period in 2003. Net earnings per diluted share were $0.37 compared with $0.25 for the same period last year. Included in first quarter 2004 results was a $4 million charge, or $0.01 per share, to settle certain outstanding litigation. Included in our 2003 results was the adoption of EITF 02-16, which reduced diluted earnings per share by $0.08 for the first quarter. Additional information on this standard can be found in our 2003 Form 10-K and our Form 10-Q filed with the SEC this morning and available on our website at www.officedepot.com.

Bruce Nelson, Office Depot’s Chairman & Chief Executive Officer, commented, “Our planned and highly focused retail merchandise growth initiatives showed very encouraging results this quarter, generating 3% positive comps in our North American stores. Strong sales in technology products led the performance that resulted in our first positive retail comp quarter in the last four years. Furthermore, during the quarter, we significantly strengthened our executive leadership with the appointment of three new executives to head North American Retail Stores, North American Merchandising & Marketing, and global Human Resources.

“Our overall performance in the first quarter and the early trends in the second quarter reinforce our optimism for the remainder of the year. We expect to see accelerating North American retail comps throughout the year and remain confident that EPS will grow 15% to 20% over the $1.04 non-GAAP EPS reported for fiscal 2003. We also expect EPS growth in the second quarter will be in the 15% to 20% range compared to last year.”

Detailed segment operating results can be found in the Company’s Form 10-Q filed this morning and available on our corporate website at www.officedepot.com.

International Division

International sales grew 78% in local currencies and 94% in U.S. dollars during the quarter, reflecting the addition of the Company’s newly acquired Guilbert contract business, as well as solid sales results in most countries, except Germany, the Netherlands and Japan. International sales, when reported in U.S. dollars, benefited from foreign exchange rates in the first quarter by $80.8 million, a significant portion of which was anticipated in our 2004 plan.

Gross profit as a percentage of sales decreased in the first quarter of 2004, reflecting a higher mix of lower margin contract sales, partially offset by better buying and increased purchasing discounts following our Guilbert acquisition. The increase in total store and warehouse operating and selling expenses also reflect the addition of Guilbert operations. However, selling and warehouse expenses as a percent of sales declined compared to the prior year because of planned cost reductions, and leverage from higher sales volume. International segment operating profit benefited from foreign exchange rates by $12.8 million during the quarter, when translated into U.S. dollars.

“Our International operating performance during the quarter remained solid, achieving continued strong levels of profitability, in spite of the higher mix of contract sales. Overall, European Viking catalog sales were solid and France retail comps reached almost 18% in the quarter. We continue to excel in Europe, which is one of our seven global strategic objectives,” commented Mr. Nelson.

Business Services Group

Total sales in the Business Services Group were flat during the quarter. Contract sales increased 3%, with even higher growth rates in the large customer segments, offset by continued softness in our catalog businesses. While our domestic catalog businesses remained soft compared to the prior year, Office Depot brand catalog sales did achieve plan and are on track to reach positive sales growth in the second half of the year. Domestic e-commerce sales grew 11% during the quarter, continuing Office Depot’s industry leadership position in this channel. Both gross profit and total store and warehouse operating and selling expenses were relatively unchanged in the first quarter of 2004 compared to the same period last year.

Mr. Nelson noted, “We continue to benefit from our focused growth initiatives in the large customer segment. With the completion, during the quarter, of our strategic realignment of our sales force, we expect to see accelerating growth rates in our small and medium customer segments for the remainder of the year. North American warehouse operating costs, as a percentage of sales, declined once again. Warehouse operating costs have now declined in each of the past twelve quarters, yielding over $150 million in savings over the past three years.”

North American Retail

North American Retail sales increased 5%, and comparable store sales in the 859 stores that have been open for more than one year increased 3% in the first quarter. The increase in comparable sales was primarily attributable to increased sales of technology products, which were a direct result of several technology merchandising initiatives launched in the fourth quarter of 2003.

Increases in sales of technology products, which generally have lower margins, adversely affected gross profit as a percentage of sales during the quarter. Gross margin percentages in core office supply categories increased on a year-over-year basis. Store payroll expenses experienced significant leverage from increased sales. However, these savings were more than offset by planned higher advertising expenses compared to the same period in the prior year and costs associated with the planned closure of three stores.

Mr. Nelson continued, “We are encouraged by our comp store sales results and anticipate continued acceleration in our performance in each quarter of the year. Our number one focus remains growth in North American Retail, and we have specific initiatives in place to address each of the main drivers of store profitability. With the strategic acquisition of the Kids ‘R’ Us sites, coupled with our previous new store opening plans, we now expect to open 80 to 100 new U.S. stores in 2004. Virtually all of these stores will open with our new Millennium 2 (or “M2”) format, which reflects all of the customer and operational learnings of our Millennium format, but designed around a lower overall operating cost.”

During the first quarter, the Company opened three new retail stores, relocated three stores and closed three stores in North America. At the end of the first quarter, Office Depot operated a total of 900 office product superstores throughout the U.S. and Canada.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, 4Sure.com®, Guilbert® and NiceDay™ brand names. As of March 27, 2004, Office Depot operated 900 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 42 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 21 countries outside of the United States and Canada, including 42 office supply stores in France, six in Spain and 19 in Japan that are owned and operated by the Company; and 137 additional office supply stores under joint venture and licensing agreements operating under the Office Depot® name in eight foreign countries.

The Company also operates an award-winning U.S. Office Depot brand web site at www.officedepot.com where customers can access Office Depot’s low competitive prices seven days a week, twenty-four hours a day. The Company also operates more than 30 other web sites in the U.S. and 14 international countries including: Austria, Belgium, Canada, France, Japan, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland and the United Kingdom.

Office Depot’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and in our 10-Q and 8-K filings made from time to time, including our 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	March 27, 2004	March 29, 2003
Sales	$3,605,153	$3,055,869
Cost of goods sold and occupancy costs	2,469,161	2,096,891

Gross profit	1,135,992	958,978
Store and warehouse operating and selling expenses	790,047	671,164
General and administrative expenses	165,956	125,274
Other operating expenses	4,532	1,235

	960,535	797,673

Operating profit	175,457	161,305

Other income (expense):
Interest income	3,456	5,350
Interest expense	(17,284)	(11,738)
Miscellaneous income, net	4,650	2,560

Earnings from continuing operations before income taxes and cumulative effect of accounting change	166,279	157,477
Income taxes	50,715	53,542

Earnings from continuing operations before cumulative effect of accounting change	115,564	103,935
Discontinued operations, net	—	1,153
Cumulative effect of accounting change, net	—	(25,892)

Net earnings	$115,564	$79,196

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.37	$0.34
Diluted	0.37	0.33

Cumulative effect of accounting change:
Basic	—	(0.08)
Diluted	—	(0.08)

Net earnings per share:
Basic	$0.37	$0.26
Diluted	0.37	0.25

Weighted average number of common shares outstanding:
Basic	310,261	307,973
Diluted	314,758	311,220

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	March 27, 2004	December 27, 2003
Assets

Current assets:
Cash and cash equivalents	$974,287	$790,889
Short-term investments	100,958	100,234
Receivables, net	1,094,310	1,112,417
Merchandise inventories, net	1,182,769	1,336,341
Deferred income taxes	177,980	169,542
Prepaid expenses and other current assets	80,693	67,305

Total current assets	3,610,997	3,576,728

Fixed assets:
Property and equipment, at cost	2,467,139	2,417,084
Less accumulated depreciation and amortization	1,210,622	1,172,789

Net fixed assets	1,256,517	1,244,295

Goodwill	1,002,254	1,004,122
Other assets	340,185	320,097

Total assets	$6,209,953	$6,145,242

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,200,532	$1,323,179
Accrued expenses and other liabilities	819,701	809,073
Income taxes payable	175,307	132,085
Current maturities of long-term debt	13,561	12,916

Total current liabilities	2,209,101	2,277,253

Deferred income taxes and other credits	251,941	244,600
Long-term debt, net of current maturities	846,098	829,302

Commitments and Contingencies

Stockholders’ Equity
Common stock — authorized 800,000,000 shares of $.01 par value; issued 400,592,769 in 2004 and 398,822,742 in 2003	4,006	3,988
Additional paid-in capital	1,199,016	1,175,497
Unamortized value of long-term incentive stock grant	(1,880)	(1,362)
Accumulated other comprehensive income	185,125	214,764
Retained earnings	2,420,301	2,304,737
Treasury stock, at cost – 88,641,700 shares in 2004 and 88,628,803 shares in 2003	(903,755)	(903,537)

	2,902,813	2,794,087

	$6,209,953	$6,145,242

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	13 Weeks Ended
	March 27, 2004	March 29, 2003
Cash flows from operating activities:
Net earnings	$115,564	$79,196
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	—	25,892
Depreciation and amortization	66,803	53,256
Charges for losses on inventories and receivables	35,823	31,129
Changes in working capital and other	37,093	(93,880)

Net cash provided by operating activities	255,283	95,593

Cash flows from investing activities:
Capital expenditures	(70,213)	(38,544)
Net deposit on asset group purchase	(15,100)	—
Proceeds from disposition of assets	2,160	36,470
Sale of short-term securities	—	4,653

Net cash (used in) provided by investing activities	(83,153)	2,579

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	21,780	2,248
Net payments on long- and short-term borrowings	(2,604)	(2,683)

Net cash provided by (used in) financing activities	19,176	(435)

Effect of exchange rate changes on cash and cash equivalents	(7,908)	4,038

Net increase in cash and cash equivalents	183,398	101,775
Cash and cash equivalents at beginning of period	790,889	877,088

Cash and cash equivalents at end of period	$974,287	$978,863